Exhibit 99.1

FOR IMMEDIATE RELEASE

Syneos Health Reports First Quarter 2021 Results

Highlights

•

Revenue of $1,208.7 million for the three months ended March 31, 2021, representing a sequential increase of 6.0% compared to the three months ended December 31, 2020, and a year-over-year increase of 3.9% compared to the three months ended March 31, 2020.

•	Net new business awards of $1,548.8 million and $5,880.1 million for the three and twelve months ended March 31, 2021, representing book-to-bill ratios of 1.28x and 1.32x, respectively.
▪

Clinical Solutions segment net new business awards of $1,215.5 million and $4,720.1 million for the three and twelve months ended March 31, 2021, representing book-to-bill ratios of 1.30x and 1.39x, respectively, and year-over-year backlog growth of 22.5% as of March 31, 2021.

▪

Commercial Solutions segment net new business awards of $333.3 million and $1,160.0 million for the three and twelve months ended March 31, 2021, representing book-to-bill ratios of 1.23x and 1.09x, respectively, and year-over-year Deployment Solutions backlog growth of 7.6%.

•	GAAP net income of $38.7 million for the three months ended March 31, 2021, representing growth of 15.3% compared to the three months ended March 31, 2020.
•	Adjusted EBITDA of $151.1 million for the three months ended March 31, 2021, representing growth of 10.0% compared to the three months ended March 31, 2020.
•	GAAP diluted earnings per share of $0.37 for the three months ended March 31, 2021, representing growth of 15.6% compared to the three months ended March 31, 2020.
•	Adjusted diluted earnings per share of $0.79 for the three months ended March 31, 2021, representing growth of 16.2% compared to the three months ended March 31, 2020.
•

Full year 2021 guidance; revenue of $5,125 million to $5,325 million, GAAP net income of $212.3 million to $236.8 million, adjusted EBITDA of $745.0 million to $785.0 million, GAAP diluted earnings per share of $2.01 to $2.23, and adjusted diluted earnings per share of $4.17 to $4.42.

MORRISVILLE, N.C. – April 29, 2021 -- Syneos Health (Nasdaq:SYNH), the only fully integrated biopharmaceutical solutions organization, today reported financial results for the three months ended March 31, 2021.

“We delivered strong first quarter results and returned to year-over-year growth. Our integrated product development model, purpose-built to drive greater success for customers, continues to fuel robust backlog growth while delivering on the key drivers of our Value Creation Plan.” said Alistair Macdonald, Chief Executive Officer, Syneos Health. “We continued to invest in our Decentralized Solutions capabilities during the first quarter, further strengthening our Dynamic Assembly network with new partnerships in order to bring clinical trials closer to the patient. We remain confident in the long-term strength of our business given our market positioning and record backlog level, which we expect to fuel strong growth and profitability for the full year 2021.”

Please refer to the "Use of Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Measures" included in this press release and accompanying tables for important disclosures about non-GAAP measures and a reconciliation of these measures to the nearest GAAP measures.

First Quarter 2021 Results

For the three months ended March 31, 2021, revenue increased 3.9% to $1,208.7 million compared to the same period in the prior year. On a constant currency basis, revenue increased 2.9%. This increase was driven by revenue growth in Clinical Solutions partially offset by a revenue decline in Commercial Solutions, as discussed below. Prior period segment results have been recast to reflect the move of Regulatory and Operations Consulting from Commercial Solutions to Clinical Solutions.

For the three months ended March 31, 2021, Clinical Solutions revenue increased 6.3% to $938.0 million compared to the same period in the prior year. On a constant currency basis, revenue increased 5.2%. This increase was primarily due to the positive impacts from the Synteract and Illingworth Research Group acquisitions along with increased project start up activity, partially offset by the divestiture of the Company’s contingent staffing business in the second quarter of 2020 and a slower recovery in reimbursable out-of-pocket expenses. Acquisitions contributed approximately 575 basis points to revenue growth, while the divestiture of contingent staffing resulted in an approximate 140 basis point headwind to revenue growth.

For the three months ended March 31, 2021, Commercial Solutions revenue decreased 3.6% to $270.8 million from the same period in the prior year. On a constant currency basis, revenue decreased 4.2%. This decrease was primarily due to a disproportionate decline in reimbursable out-of-pocket expenses, driven by the impacts of COVID-19, as well as the divestiture of the Company’s medication adherence business in November 2020, partially offset by an increase in consulting services revenue. The decline in reimbursable out-of-pocket expenses and the divestiture of medication adherence resulted in an approximate 420 basis point and 245 basis point headwind to revenue growth, respectively.

GAAP net income for the three months ended March 31, 2021 increased 15.3% to $38.7 million, resulting in diluted earnings per share of $0.37, compared to GAAP net income of $33.6 million, or diluted earnings per share of $0.32, for the three months ended March 31, 2020. The increases in GAAP net income and diluted earnings per share were primarily due to higher gross margin partially offset by higher selling, general and administrative expenses and lower other income.

Adjusted net income for the three months ended March 31, 2021 increased 16.2% to $83.1 million, resulting in adjusted diluted earnings per share of $0.79, compared to adjusted net income of $71.5 million, or adjusted diluted earnings per share of $0.68 for the three months ended March 31, 2020. The increases in adjusted net income and adjusted diluted earnings per share were primarily due to the increase in adjusted EBITDA, discussed below, and lower interest expense.

Adjusted EBITDA for the three months ended March 31, 2021 increased 10.0% to $151.1 million from the same period in the prior year. The increase in adjusted EBITDA was driven primarily by ForwardBound, including operating leverage, partially offset by the negative impact of fluctuations in foreign currency exchange rates.

Net New Business Awards and Backlog

Net new business awards were $1,548.8 million and $5,880.1 million for the three and twelve months ended March 31, 2021, representing book-to-bill ratios of 1.28x and 1.32x, respectively. Clinical Solutions net new business awards were $1,215.5 million and $4,720.1 million for the three and twelve months ended March 31, 2021, representing a book-to-bill ratio of 1.30x and 1.39x, respectively. Commercial Solutions net new business awards were $333.3 million and $1,160.0 million for the three and twelve months ended March 31, 2021, representing book-to-bill ratios of 1.23x and 1.09x, respectively. These net new business awards contributed to an ending backlog of $11,218.0 million as of March 31, 2021, consisting of $10,509.9 million for Clinical Solutions and $708.1 million for the Deployment Solutions offering within Commercial Solutions.

Liquidity and Capital Management Update

Cash flows provided by operating activities were $127.1 million during the three months ended March 31, 2021.

During the three months ended March 31, 2021, the Company made $41.8 million and $64.1 million of voluntary prepayments against its Term Loan A and Term Loan B, respectively that were applied to future mandatory principal payments due. The Company is not required to make a mandatory payment against the principal balance of Term Loan A until October 2022 and Term Loan B until maturity in August 2024. The Company also amended its accounts receivable financing agreement to increase the amount it can borrow from $300.0 million to $365.0 million, and drew down the additional $65.0 million to partially fund the Term Loan A and Term Loan B voluntary prepayments.

During the three months ended March 31, 2021, the Company repurchased $44.5 million of common stock and has $255.5 million of remaining share repurchase authorization available through December 31, 2022.

Full Year 2021 Business Outlook

The Company's guidance takes into account a number of factors, including existing backlog, current sales pipeline, trends in cancellations and delays, and the Company’s ForwardBound initiative, which includes expansion of the Syneos Operations Network, process optimization, and automation initiatives.  In addition, the guidance presented below represents the Company’s best efforts to estimate the impact of COVID-19 on its business. The severity and duration of the COVID-19 pandemic are outside of the Company’s control and, given the uncertain nature of the pandemic, could cause the Company’s future operating results to be different from our current expectations, particularly if the impact of the pandemic worsens. Furthermore, the guidance presented below is based on current foreign currency exchange rates, current interest rates, and the Company's expected non-GAAP effective tax rate of approximately 24.0% for the year ending December 31, 2021. The guidance is based upon the Company's estimated number of weighted average diluted shares outstanding, and does not take into account any share repurchases beyond the first quarter of 2021. The Company's full year 2021 guidance is outlined below:

	FY 2021
	Low	High
	(in millions, except per share data)
Revenue	$5,125.0	$5,325.0
GAAP Net Income	212.3	236.8
GAAP Diluted EPS	2.01	2.23
Adjusted EBITDA	745.0	785.0
Adjusted Diluted EPS	$4.17	$4.42

Webcast and Conference Call Details

Syneos Health will host a conference call at 8:00 a.m. ET on April 29, 2021, to discuss its first quarter 2021 financial results. The live webcast will be available in listen-only mode in the Events section of the Company's Investor Relations website at investor.syneoshealth.com. To participate via phone, please register in advance at this link. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call.

An archived replay of the conference call is expected to be available online at investor.syneoshealth.com after 1:00 p.m. ET on April 29, 2021.

About Syneos Health

Syneos Health® (Nasdaq:SYNH) is the only fully integrated biopharmaceutical solutions organization. The Company, including a Contract Research Organization (CRO) and Contract Commercial Organization (CCO), is purpose-built to accelerate customer performance to address modern market realities. Syneos Health brings together approximately 25,000 clinical and commercial minds with the ability to support customers in more than 110 countries. The Company shares insights, uses the latest technologies, and applies advanced business practices to speed its customers’ delivery of important therapies to patients. To learn more about how Syneos Health is shortening the distance from lab to life® visit syneoshealth.com.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including the future impact of the COVID-19 pandemic on our business, financial results and financial condition, anticipated financial results for the full year 2021, our foundation for growth in 2021, and plans for cost savings and capital deployment. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to: risks associated with the COVID-19 pandemic; the Company’s potential failure to generate a large number of new business awards and the risk of delay, termination, reduction in scope, or failure to go to contract of business awards; the Company’s potential failure to convert backlog to revenue; fluctuations in the Company’s operating results and effective income tax rate; the impact of potentially underpricing the Company’s contracts, overrunning cost estimates, or failing to receive approval for or experiencing delays with documentation of change orders; cyber-security and other risks associated with the Company’s information systems infrastructure; changes and costs of compliance with regulations related to data privacy; concentration of the Company’s customers or therapeutic areas; the risks associated with doing business internationally; risks related to the impact of the U.K.’s withdrawal from the European Union; challenges by tax authorities of the Company’s intercompany transfer pricing policies; the Company’s potential failure to successfully increase its market share, grow its business, and execute its growth strategies; the Company’s ability to effectively upgrade its information systems; the Company’s failure to perform its services in accordance with contractual requirements, regulatory standards, and ethical considerations; risks related to the management of clinical trials; risks related to investments in the Company’s customers’ businesses or drugs and the Company’s related commercial rights strategies; the need to hire, develop, and retain key personnel; the impact of unfavorable economic conditions, including the uncertain international economic environment, changes in exchange rates; effective income tax rate fluctuations; the Company’s ability to protect its intellectual property; risks related to the Company’s acquisition strategy, including its ability to realize synergies; the Company’s relationships with customers who are in competition with each other; any failure to realize the full value of the Company’s goodwill and intangible assets; risks related to restructuring; the Company’s compliance with anti-corruption and anti-bribery laws; the Company’s dependence on third parties; potential employment liability; the Company’s ability to utilize net operating loss carryforwards and other tax attributes; downgrades of the Company’s credit ratings; competition in the biopharmaceutical services industry; outsourcing trends and changes in aggregate spending and research and development budgets; the impact of, including changes in, government regulations and healthcare reform; the Company’s ability to keep pace with rapid technological change; the cost of and the Company’s ability to service its substantial indebtedness; other risks related to ownership of the Company’s common stock; and other risk factors set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 as updated by the Company’s other SEC filings, copies of which are available free of charge on the Company's website at investor.syneoshealth.com. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), this press release contains certain non-GAAP financial measures, including adjusted net income (including adjusted diluted earnings per share), EBITDA, adjusted EBITDA, and non-GAAP effective income tax rate. We also present revenue growth in constant currency. Constant currency revenue growth is defined as revenues for a given period restated at the comparative period's foreign currency exchange rates measured against the comparative period's revenues. Constant currency segment revenue growth is defined as revenue for a given period restated at the comparative period’s foreign currency exchange rates measured against the comparative period’s revenues.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s financial performance that excludes or includes amounts from the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows of the Company.

The Company defines adjusted net income (including adjusted diluted earnings per share) as net income (including diluted earnings per share) excluding acquisition-related amortization; restructuring and other costs; transaction and integration-related expenses; share-based compensation expense; gain or loss on extinguishment of debt; other income (expense), net; and the income tax effect of the above adjustments.

EBITDA represents earnings before interest, taxes, depreciation and amortization. The Company defines adjusted EBITDA as EBITDA, further adjusted to exclude expenses and transactions that the Company believes are not representative of its core operations, namely: restructuring and other costs; transaction and integration-related expenses; share-based compensation expense; other income (expense), net; and gain or loss on extinguishment of debt. The Company presents EBITDA and adjusted EBITDA because it believes they are useful metrics for investors as they are commonly used by investors, analysts and debt holders to measure the Company's ability to fund capital expenditures and meet working capital requirements.

Each of the non-GAAP measures noted above are used by management and the Board to evaluate the Company's core operating results because they exclude certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business. Adjusted net income (including adjusted diluted earnings per share) and adjusted EBITDA are used by management and the Board to assess the performance of the Company's business.

Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP. Also, other companies might calculate these measures differently. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures included in this press release and the accompanying tables.

Investor Relations Contact: Ronnie Speight Senior Vice President, Investor Relations Phone: +1 919 745 2745 Email: Investor.Relations@syneoshealth.com	Press/Media Contact: Gary Gatyas Executive Director, External Communications Phone: +1 908 763 3428 Email: gary.gatyas@syneoshealth.com

Syneos Health, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2021	2020

Revenue	$1,208,745	$1,163,355

Costs and operating expenses:
Direct costs (exclusive of depreciation and amortization)	945,250	924,014
Selling, general, and administrative expenses	137,314	125,547
Restructuring and other costs	7,228	8,720
Depreciation	18,447	17,225
Amortization	39,491	38,882
Total operating expenses	1,147,730	1,114,388
Income from operations	61,015	48,967

Total other expense, net:
Interest expense, net	23,257	26,122
Loss on extinguishment of debt	603	—
Other income, net	(9,856)	(18,930)
Total other expense, net	14,004	7,192
Income before provision for income taxes	47,011	41,775
Income tax expense	8,287	8,201
Net income	$38,724	$33,574

Earnings per share attributable to common shareholders:
Basic	$0.37	$0.32
Diluted	$0.37	$0.32
Weighted average common shares outstanding:
Basic	104,274	104,265
Diluted	105,457	105,642

Syneos Health, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except par value)

(unaudited)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash, cash equivalents, and restricted cash	$264,689	$272,173
Accounts receivable and unbilled services, net	1,299,168	1,344,781
Prepaid expenses and other current assets	110,521	121,058
Total current assets	1,674,378	1,738,012
Property and equipment, net	202,618	216,200
Operating lease right-of-use assets	215,048	223,285
Goodwill	4,780,179	4,776,178
Intangible assets, net	896,386	933,525
Deferred income tax assets	34,964	35,059
Other long-term assets	151,076	141,047
Total assets	$7,954,649	$8,063,306

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$113,881	$113,684
Accrued expenses	587,757	611,042
Deferred revenue	773,025	793,068
Current portion of operating lease obligations	40,759	42,082
Current portion of finance lease obligations	16,863	17,455
Total current liabilities	1,532,285	1,577,331
Long-term debt	2,862,574	2,902,054
Operating lease long-term obligations	213,662	221,760
Finance lease long-term obligations	27,768	31,522
Deferred income tax liabilities	17,043	20,216
Other long-term liabilities	64,440	68,311
Total liabilities	4,717,772	4,821,194

Commitments and contingencies

Shareholders' equity:
Preferred stock, $0.01 par value; 30,000 shares authorized, 0 shares issued and outstanding at March 31, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value; 600,000 shares authorized, 104,226 and 103,935 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	1,042	1,039
Additional paid-in capital	3,440,840	3,461,747
Accumulated other comprehensive loss, net of taxes	(39,174)	(40,801)
Accumulated deficit	(165,831)	(179,873)
Total shareholders' equity	3,236,877	3,242,112
Total liabilities and shareholders' equity	$7,954,649	$8,063,306

Syneos Health, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income	$38,724	$33,574
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	57,938	56,107
Share-based compensation	17,353	15,998
(Recovery from) provision for doubtful accounts	(187)	271
(Benefit from) provision for deferred income taxes	(4,653)	8,159
Foreign currency transaction gains	(9,522)	(15,019)
Fair value adjustment of contingent obligations	(597)	(4,095)
Loss on extinguishment of debt	603	—
Other non-cash items	953	1,104
Changes in operating assets and liabilities, net of effect of business combinations:
Accounts receivable, unbilled services, and deferred revenue	30,997	(53,078)
Accounts payable and accrued expenses	518	(66,426)
Other assets and liabilities	(5,039)	(15,202)
Net cash provided by (used in) operating activities	127,088	(38,607)
Cash flows from investing activities:
Payments related to acquisition of business, net of cash acquired	(9,982)	—
Purchases of property and equipment	(11,173)	(11,870)
Proceeds from (investments in) unconsolidated affiliates	1,374	(6,750)
Net cash used in investing activities	(19,781)	(18,620)
Cash flows from financing activities:
Payments of debt financing costs	(49)	—
Repayments of long-term debt	(105,856)	—
Proceeds from accounts receivable financing agreement	65,000	6,600
Repayments of accounts receivable financing agreement	—	(6,600)
Proceeds from revolving line of credit	—	300,000
Payments of contingent consideration related to business combinations	(6,196)	(26,592)
Payments of finance leases	(4,269)	(4,674)
Payments for repurchases of common stock	(44,505)	(32,029)
Proceeds from exercises of stock options	10,804	12,358
Payments related to tax withholdings for share-based compensation	(26,295)	(19,145)
Net cash (used in) provided by financing activities	(111,366)	229,918
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(3,425)	(420)
Net change in cash, cash equivalents, and restricted cash	(7,484)	172,271
Cash, cash equivalents, and restricted cash - beginning of period	272,173	163,689
Cash, cash equivalents, and restricted cash - end of period	$264,689	$335,960

Syneos Health, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2021	2020
EBITDA and adjusted EBITDA:
Net income, as reported	$38,724	$33,574
Interest expense, net	23,257	26,122
Income tax expense	8,287	8,201
Depreciation	18,447	17,225
Amortization (a)	39,491	38,882
EBITDA	128,206	124,004
Restructuring and other costs (b)	7,228	8,720
Transaction and integration-related expenses (c)	7,573	7,577
Share-based compensation (d)	17,353	15,998
Other income, net (e)	(9,856)	(18,930)
Loss on extinguishment of debt (f)	603	—
Adjusted EBITDA	$151,107	$137,369

Syneos Health, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2021	2020
Adjusted net income:
Net income, as reported	$38,724	$33,574
Amortization (a)	39,491	38,882
Restructuring and other costs (b)	7,228	8,720
Transaction and integration-related expenses (c)	7,573	7,577
Share-based compensation (d)	17,353	15,998
Other income, net (e)	(9,856)	(18,930)
Loss on extinguishment of debt (f)	603	—
Income tax adjustment to normalized rate (g)	(17,970)	(14,364)
Adjusted net income	$83,146	$71,457

Diluted weighted average common shares outstanding	105,457	105,642

Adjusted diluted earnings per share	$0.79	$0.68
a.	Represents the amortization of intangible assets associated with acquired backlog, customer relationships, trade names and trademarks, and intellectual property.
b.

Restructuring and other costs consist primarily of severance costs associated with a reduction/optimization of our workforce in line with our expectations of future business operations and termination costs in connection with abandonment and closure of redundant facilities and other lease-related charges.

c.	Represents fees associated with business combinations, stock repurchases and secondary stock offerings, debt placement and refinancings, and other corporate transactions costs.
d.	Represents non-cash share-based compensation expense related to awards granted under equity incentive plans.
e.	Other income is comprised primarily of foreign currency exchange gains and losses.
f.	Loss on extinguishment of debt is associated with debt prepayments and refinancing activities.
g.

Represents the income tax effect of the non-GAAP adjustments made to arrive at adjusted net income using an estimated effective tax rate of approximately 24.0% for the three months ended March 31, 2021 and March 31, 2020. These rates have been adjusted to exclude tax impacts related to valuation allowances recorded against deferred tax assets.

Syneos Health, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP

Full Year 2021 Guidance

(in millions, except per share data)

(Unaudited)

	Low	High
EBITDA and Adjusted EBITDA:
GAAP net income	$212.3	$236.8
Adjustments (a):
Interest expense, net	87.0	89.0
Income tax expense	91.0	101.5
Depreciation	77.0	78.0
Amortization	158.0	158.0
EBITDA	625.3	663.3
Restructuring and other costs	25.0	26.0
Transaction and integration-related expenses	36.0	36.0
Share-based compensation	68.0	69.0
Other income, net	(9.9)	(9.9)
Loss on extinguishment of debt	0.6	0.6
Adjusted EBITDA	$745.0	$785.0

	Adjusted Net Income		Adjusted Diluted Earnings Per Share
	Low	High	Low	High
Adjusted net income and adjusted diluted earnings per share:
GAAP net income and diluted earnings per share	$212.3	$236.8	$2.01	$2.23
Adjustments:
Amortization (a)	158.0	158.0	1.49	1.49
Restructuring and other costs (a)	25.0	26.0	0.24	0.25
Transaction and integration-related expenses (a)	36.0	36.0	0.34	0.34
Share-based compensation (a)	68.0	69.0	0.64	0.65
Other income, net (a)	(9.9)	(9.9)	(0.09)	(0.09)
Loss on extinguishment of debt (a)	0.6	0.6	0.01	0.01
Income tax adjustment to normalized rate (b)	(48.5)	(47.6)	(0.46)	(0.45)
Adjusted net income and adjusted diluted earnings per share (c)	$441.5	$468.9	$4.17	$4.42
a.	Amounts are estimates with an estimated range of +/- 5% and are presented gross without the benefit of associated income tax deduction.
b.	Income tax expense is calculated and the adjustments are tax-affected at an approximate effective rate of 24.0%, which represents the Company's estimated full year non-GAAP effective tax rate.
c.

Guidance for Adjusted Diluted EPS is based on an expectation of a fully diluted weighted average share count for the year ending December 31, 2021 of approximately 105.9 million shares, which will vary by quarter.